As filed with the Securities and Exchange Commission on June 5, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TESARO, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-2249687
(State or other jurisdiction of	(IRS employer identification
incorporation or organization)	number)

1000 Winter Street

Waltham, Massachusetts 02451

(339) 970-0900

(Address of principal executive offices)

TESARO, Inc. 2012 Omnibus Incentive Plan

(Full title of the Plan)

Leon O. Moulder, Jr.

Chief Executive Officer

TESARO, Inc.

1000 Winter Street

Waltham, Massachusetts 02451

(339) 970-0900

(Name, address and telephone number of Agent for Service)

Copies to:

Asher M. Rubin

William I. Intner

Hogan Lovells US LLP

100 International Drive, Suite 2000

Baltimore, Maryland 21202

(410) 659-2700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	(Do not check if a smaller reporting company)

Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (#) (1)	Proposed Maximum Offering Price Per Share ($)		Proposed Maximum Aggregate Offering Price ($)		Amount of Registration Fee ($)
Common stock, $0.0001 par value per share	5,934,619	$44.48	(2)	$263,971,853	(2)	$32,864.50

(1) Pursuant to Rule 416 under the Securities Act, this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the registrant’s outstanding shares of common stock.

(2) Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum aggregate offering price is based upon the average of the high and low sale prices of the registrant’s common stock as reported on The NASDAQ Global Market on June 4, 2018, of $44.48 per share.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by TESARO, Inc., a Delaware corporation, or the Registrant, to register 5,934,619 additional shares of the Registrant’s common stock, $0.0001 par value per share, or Common Stock, issuable under the TESARO, Inc. 2012 Omnibus Incentive Plan, or the Plan.  The Registrant previously registered 4,753,963 shares of Common Stock on a Registration Statement on Form S-8 (Registration No. 333-206190), or the 2015 S-8, all of which were shares issuable under the Plan, and 3,221,131 shares of Common Stock on a Registration Statement on Form S-8 (Registration No. 333-182916), or the Original S-8, all of which were shares issuable under the Plan or the TESARO, Inc. 2010 Stock Incentive Plan.

As permitted by General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the 2015 S-8 and the Original S-8, except to the extent supplemented, amended or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.   Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•                  transaction from which the director derives an improper personal benefit;

•                  act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•                  unlawful payment of dividends or redemption of shares; or

•                  breach of a director’s duty of loyalty to the corporation or its stockholders.

Our certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, or otherwise.

Item 8.   Exhibits.

The exhibits to this Registration Statement are listed on the exhibit index, which appears elsewhere in this Registration Statement and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Exhibit

4.1

Specimen common stock certificate for TESARO Inc.’s common stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A filed on June 19, 2012 (File No. 333- 180309)).

5.1	Opinion of Hogan Lovells US LLP as to the validity of the securities registered hereunder.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1	Power of Attorney.

99.1	TESARO, Inc. 2012 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1/A filed on June 19, 2012 (File No. 333-180309)).

99.2	Amendment to the TESARO, Inc. 2012 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 14, 2015 (File No. 001-35587)).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waltham, Commonwealth of Massachusetts on June 5, 2018.

TESARO, Inc.

By:	/s/ Leon O. Moulder, Jr.
Leon O. Moulder, Jr.
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Leon O. Moulder, Jr.
Leon O. Moulder, Jr.	Chief Executive Officer and Director (Principal Executive Officer)	June 5, 2018

*
Mary Lynne Hedley, Ph.D.	President, Chief Operating Officer and Director	June 5, 2018

*
Timothy R. Pearson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 5, 2018

*
David M. Mott	Chairman of the Board of Directors	June 5, 2018

*
Lawrence M. Alleva	Director	June 5, 2018

*
James O. Armitage, M.D.	Director	June 5, 2018

*
Earl M. (Duke) Collier, Jr.	Director	June 5, 2018

*
Garry A. Nicholson	Director	June 5, 2018

*
Kavita Patel, M.D.	Director	June 5, 2018

*
Beth Seidenberg, M.D.	Director	June 5, 2018

*
Pascale Witz	Director	June 5, 2018

* By:	/s/ Joseph L. Farmer
Joseph L. Farmer, Attorney in Fact